Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 16, 2004

Computer Access Technology Corporation

3385 Scott Boulevard

Santa Clara, CA 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Computer Access Technology Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 3, 2004 (the “S-3”), as amended by Amendment No. 1 to the S-3 filed with the Commission on March 16, 2004 (together with the S-3, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 4,887,500 shares of the Company’s common stock, $0.001 par value (the “Shares”), being offered by certain selling stockholders specified in the Registration Statement (the “Selling Stockholders”).

The Shares include an over-allotment option granted to the underwriters of the offering to purchase 637,500 Shares from the Selling Stockholders. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and the Shares are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP